December 2, 1999

Mark Hufnagel
Reservoir Capital
100 Painters Mill Rd.
Owings Mill, MD 21117

Dear Mark:

     Thank you for taking my call today. In referencing your letter of February 26, 1998 in which there was a balance due of $1,131.00, after we had made a payment of $100.00 on May 15, 1998 (check # 15578), we agreed to bring closure to this matter by remitting to Reservoir Capital a final payment of $600.00. I am sorry that it has taken this long, but I greatly appreciate your Christmas spirit.

     As discuss please sign the bottom of this letter and fax it back to my attention at 843.569.8792. Also, I have included the UCC 3 that needs to be signed and sent back to our attorney at the address shown on the form.

Thank you for your assistance.

Sincerely,



Walter H. "Skip" Elliott, III
President & CEO



Accepted and Agreed:

By:_________________________________
Mark Hufnagel or other Authorized Signatory.